For Immediate Release

Contact: Andrew M. O’Shea Chief Financial Officer 860.298.0444 aoshea@moscowcablecom.com	Or: Barbara Cano Breakstone Group International 646.452.2334 bcano@breakstone-group.com

Moscow CableCom Corp Announces Nasdaq Termination of De-listing Process

New York, NY – June 19, 2006 – Moscow CableCom Corp. (NASDAQ: MOCC) reported today that it has received notice from The Nasdaq Stock Market that the previously announced filing delinquency, resulting from the untimely filing of the Company’s quarterly report on Form 10-Q for the period ended March 31, 2006 has been cured and the de-listing procedure with respect to the Company’s  common stock has been terminated by Nasdaq.  As previously announced, the Form 10-Q for the quarter ended March 31, 2006 was filed on June 16, 2006.

 About Moscow CableCom

Moscow CableCom Corp. (NASDAQ NM: MOCC) is the US-based parent of a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO”.   AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed transportation network in Moscow.  For more information on Moscow CableCom Corp. and AKADO, visit: www.moscowcablecom.com and www.akado.com